SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 20, 2007

ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13638	13-3711775

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

417 Fifth Avenue, New York, New York 10016
(Address of principal executive offices) (Zip code)

(212) 576-4000
(Registrant's telephone number, including area code)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On June 20, 2007, Marvel Entertainment, Inc. (“Marvel”) entered into an employment agreement with Kenneth P. West. Mr. West is an executive officer of Marvel who has served since 2002 as Marvel’s Executive Vice President and Chief Financial Officer. The agreement runs through May 31, 2009.

The agreement provides for an annual salary of $437,000 (of which $12,000 is not subject to raises, bonuses or severance pay) and an annual opportunity for a discretionary cash bonus with a target amount of 50% of salary received. Mr. West’s duties are to be performed at Marvel’s principal executive office in New York City. The agreement provides, in the event of a not-for-cause termination (actual or constructive), for Mr. West to receive payments of salary, and continued vesting of equity and cash awards made under Marvel’s stock and cash incentive plans, until the earlier of the twelve-month anniversary of the termination or the date on which Mr. West begins employment with another entity or self-employment. If the termination occurs within twelve months after a change in control, Mr. West will instead be entitled to a lump-sum payment equal to two times the sum of his salary and the average of his two most recent annual cash bonuses, and Mr. West’s vesting as described above will continue for twelve months. The agreement contains standard provisions concerning confidentiality, non-competition and non-solicitation. Marvel intends to file a copy of the agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVEL ENTERTAINMENT, INC.

By:	/s/ John Turitzin
Name:	John Turitzin
Title:	Executive Vice President,
Office of the Chief Executive

Date: June 20, 2007